 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

CEL-SCI Corporation
Vienna, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of this Registration Statement of our reports dated December 29, 2017, relating to the financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, VA
August 3, 2018